EXHIBIT (a)(1)(O)

Pop-Up Box - These will each appear after the person has read the Election to Participate and the Notice of Withdrawal and "Clicks" to sign and submit the agreement.

Accept Election to Participate

--------------------------------------------------------------------------------
By Accepting, you agree to participate in the Stock Option Exchange Program. You are tendering options to be cancelled in accordance with the terms and conditions of the Stock Option Exchange Program.

Press the OK button to make this election or CANCEL button to cancel this election and return to the front page. If you press the CANCEL button, your Election to Participate will NOT be submitted and you will NOT participate in the Stock Option Exchange Program unless you later properly submit an Election to Participate by 12:00 midnight, Eastern Standard Time, on February 14, 2002 (or such later date and time as designated by WorldCom).

OK          CANCEL
--------------------------------------------------------------------------------

Withdraw

--------------------------------------------------------------------------------
By clicking ok you are withdrawing your previous Election to Participate in the Stock Option Exchange Program.

Press the OK button to submit your Notice of Withdrawal or CANCEL button to cancel this withdrawal and return to the front page. If you press the CANCEL button, your Election to Participate will remain in effect unless you later properly submit a Notice of Withdrawal by 12:00 midnight, Eastern Standard Time, on February 14, 2002 (or such later date and time as designated by WorldCom).

OK          CANCEL
--------------------------------------------------------------------------------